UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 5(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	December 18, 2006 (December 15, 2006)

GAMESTOP CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-32637	20-2733559
(Commission File Number)	(IRS Employer Identification No.)

625 Westport Parkway, Grapevine, Texas	76051
(Address of Principal Executive Offices)	(Zip Code)

(817) 424-2000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 15, 2006, the Board of Directors of GameStop Corp. (the “Company”) approved a non-substantive amendment to the Company’s Amended and Restated 2001 Incentive Plan, as amended (the “Plan”). This amendment clarifies that anti-dilution adjustments to equity awards under this plan are required and not discretionary actions of the Company. The purpose of this amendment is to ensure that customary anti-dilution adjustments to equity awards resulting from certain corporate transactions such as a stock split or a stock dividend do not result in the modification of an equity award for purposes of Statement of Financial Accounting Standards No. 123R, “Share-Based Payments.” If this anti-dilution adjustment were characterized as a modification of an equity award, the Company could be required to record incremental compensation expense. The amendment is designed to remove the potential for these types of corporate transactions to be characterized as modifications of equity awards. A copy of the amendment to the Plan is attached as Exhibit 10.1 to this report.

Item 7.01.	Regulation FD Disclosure.

On December 18, 2006, the Company issued a press release announcing that its Board of Directors has approved, and recommended to the stockholders for approval, the conversion of its Class B common stock into Class A common stock on a one-for-one basis. The transaction is subject to the approval of a majority of the holders of GameStop’s Class B common stock. GameStop expects to file a preliminary proxy statement with respect to the proposed meeting of Class B stockholders as promptly as practicable. The record date for the meeting has been set by the Board of Directors as the close of business on December 28, 2006. GameStop will announce the time and place of the special meeting as soon as it is determined. GameStop expects the meeting to occur in January or February 2007. The press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit
10.1	Amendment to the Amended and Restated 2001 Incentive Plan, as amended
99.1	Press release, dated December 18, 2006

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAMESTOP CORP.

Date: December 18, 2006
	By:	/s/ David W. Carlson
David W. Carlson Executive Vice President and Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description of Exhibit
10.1	Amendment to the Amended and Restated 2001 Incentive Plan, as amended
99.1	Press release, dated December 18, 2006

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